As filed with the Securities and Exchange Commission on January 29, 2018.

Registration No. 333-221510

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TFI TAB GIDA YATIRIMLARI A.Ş.
(Exact Name of Registrant as Specified in Its Charter)

TFI TAB FOOD INVESTMENTS
(Translation of Registrant's Name into English)

Republic of Turkey (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	N/A (IRS Employer Identification Number)

Dikilitaş Mahallesi Cad. A Blok No. 109
Beşiktaş, Istanbul
Republic of Turkey
+90 (212) 310 48 99
(Address and telephone number of Registrant's principal executive offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036
(800) 927-9801
(Name, address and telephone number of agent for service)

Copies to:
David B. Rockwell, Esq. Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN + (44) 20 7959 8900	Can Verdi, Esq. Verdi Avukatlik Ortakligi 34330 1. Levent, Besiktas Istanbul, Turkey + (90) 212 324 9634	Selin Bayar, Esq. Pekin & Bayar Ahular Sok. No. 15 Etiler Istanbul 34337, Turkey + (90) 212 359 5700	Michael Benjamin, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 751-4864

Approximate date of commencement of proposed sale to the public:
As promptly as practicable after this Registration Statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be registered	Proposed Maximum Offering Price per ADS	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee

Ordinary Shares, par value TL 1.00 per share	303,600,000(2)	US$11.00	US$278,300,000	US$34,648.35(4)

(1)
American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-221510). Each ADS represents 12 ordinary shares.

(2)
Reflects (a) ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all ordinary shares represented by ADSs initially offered or sold outside the United States that are thereafter resold from time to time in the United States. Offers and sales of shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933 and are not covered by this Registration Statement.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)
All US$34,648.35 was previously paid in connection with this offering.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 EXPLANATORY NOTE

        TFI TAB Gıda Yatırımları A.Ş. has prepared this Amendment No. 5 to the Registration Statement (the "Registration Statement") on Form F-1 (File No. 333-221510) solely for the purpose of filing Exhibit 10.1. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Under the Turkish Commercial Code, neither directors nor officers of joint stock companies may be held personally liable when acting lawfully in their capacity as directors or officers. Nevertheless, directors and officers of joint stock companies may be held liable for unlawful acts, and the Turkish Commercial Code does not permit joint stock companies to indemnify directors or officers against such unlawful acts. If directors and officers of joint stock companies are sued when acting lawfully in their capacity as directors or officers, they would be entitled to request the Company to cover their litigation expenses.

        In the underwriting agreement that we enter into in connection with the sale of the common shares being registered hereby, a form of which is filed as Exhibit 1.1 to this Registration Statement, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        Set forth below is information regarding share capital issued and options granted by us since January 1, 2014. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

        In August 2016, we issued and sold an aggregate number of 11,354,390,546 shares of our Class A preferred shares to the Preferred Shareholders at a price per share of approximately US$0.01, for an aggregate purchase price of US$150 million. For further discussion of this transaction, see "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements". This sale and issuance of Class A preferred shares was exempt from registration either (1) under Section 4(a)(2) of the Securities Act on the ground that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2) or (2) under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        In December 2016, members of the Urundul family and members of the Kurdoğlu family transferred their shares in certain of our Ecosystem companies, TAB Gıda, Fasdat, Reklam Üssü and Ekmek, to our Company in exchange for 17,465,433,064 newly issued ordinary shares (before giving effect to the Reverse Share Split) in our company. This exchange was exempt from registration under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        On November 7, 2017, before the initial public offering described in this Registration Statement, we converted all outstanding Class A preferred shares into 113,543,907 ordinary shares pursuant to the Letter Agreement, as described in "Conversion of Preferred Shares", subject to completion of this offering. This conversion was exempt from registration either (1) under Section 3(a)(9) of the Securities Act on the ground that was an exchange by an issuer with existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, or (2) under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        To prevent the Reverse Stock Split and the conversion of our Class A preferred shares from resulting in the existence of fractional ordinary shares of TFI, our ordinary shareholders and Preferred Shareholders authorized an increase of TL 6.90 in the total share capital of TFI at the general meeting of shareholders held on November 7, 2017. The increase was effectuated on November 7, 2017. This increase in capital was exempt from registration under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        On January 8, 2018, we issued an aggregate of 9,823,702 ordinary shares to 18 of our Turkey-based directors, executive officers and employees against capital contributions in cash in the amount TL 9,823,702, or the nominal value of TL 1.00 per share. These issuances were made as part of our LTI Plan. These issuances were exempt from registration either (1) under Section 4(a)(2) of the Securities Act on the ground that the transactions were between an issuer and its directors and executive officers and did not involve any public offering within the meaning of Section 4(a)(2) or (2) under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        On January 8, 2018, we issued an aggregate of 15.5 million ordinary shares to Korhan Kurdoğlu against a capital contribution in cash in the amount of TL 15.5 million, or the nominal value of TL 1.00 per share. On January 11, 2018, Korhan Kurdoğlu sold the newly issued 15.5 million ordinary shares back to our Company for aggregate consideration of TL 15.5 million, or the nominal value of TL 1.00 per share, for us to hold in treasury to satisfy our obligations under future share awards to ten of our China-based executive officers and employees in exchange for vested share awards for shares in our consolidated subsidiary China Holdings that they hold pursuant to our China Holdings Employee Share Purchase Rights Agreements. This issuance was exempt from registration either (1) under Section 4(a)(2) of the Securities Act on the ground that the transactions were between an issuer and one of its directors and executive officers and did not involve any public offering within the meaning of Section 4(a)(2) or (2) under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8.    Exhibits

        See Exhibit Index beginning on page II-4 of this Registration Statement.

Item 9.    Undertakings

        The undersigned hereby undertakes:

          (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Articles of Association of the Registrant, as currently in effect**
4.1	Form of Deposit Agreement between the Registrant, the depositary and holders and beneficial holders of American Depositary Shares evidenced by American Depositary receipts issued thereunder**
4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)**
5.1	Opinion of Verdi Avukatlik Ortaklığı regarding the issue of ordinary shares being registered**
8.1	Opinion of Mr. Ayhan Ustun as to Turkish taxation**
8.2	Opinion of Sullivan & Cromwell LLP as to U.S. taxation**
10.1	Amended and Restated Development Agreement for Burger King restaurants in Turkey‡
10.2	[Reserved]
10.3	[Reserved]
10.4	Master Franchise and Development Agreement for Burger King restaurants in China, dated as of June 15, 2012**‡
10.5	Franchise Agreement, dated as of June 15, 2012, between BK Asiapac Pte. Ltd. and Burger King (Shanghai) Restaurant Company Ltd.**‡
10.6	China Investment Agreement, dated May 11, 2012, relating to the Burger King business in China**‡
10.7	Pangaea Shareholders' Agreement, dated as of June 15, 2012**
10.8
Shareholders' Agreement, dated as of July 29, 2016, among the Original Shareholders named therein, ELQ Investors VII Ltd, European Bank for Reconstruction and Development, Clouse S.A., and TFI TAB Gıda Yatırımları A.Ş.**
10.9	Framework Agreement, dated as of July 29, 2016, between TFI TAB Gıda Yatırımları A.Ş., and European Bank for Reconstruction and Development**
10.10	Share Subscription Agreement, dated as of July 29, 2016, among TFI TAB Gıda Yatırımları A.Ş., the Subscribers named therein, and the Original Shareholders named therein**
10.11	Letter Agreement, dated as of November 6, 2017, among the Original Shareholders named therein, the Üründül Shareholders named therein and the Preferred Shareholders named therein**
10.12	Agreement, dated January 1, 2011, between Ekur İnşaat San ve Tic A.Ş. and TAB Gıda Sanayi ve Ticaret A.Ş.**
10.13	Agreement, dated January 1, 2011, between MES Mutfak Ekipmanları A.Ş and TAB Gıda Sanayi ve Ticaret A.Ş.**
10.14
Service Agreement, dated January 1, 2011, by and among TAB Gıda Sanayi ve Ticaret A.Ş., ATP Ticari Bilgisayar Ağı ve Elektrikli Güç Kaynakları Üretim Pazarlama A.Ş. and Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş.**

Exhibit No.	Description
10.15	General Credit and Collateral Agreement, dated as of April 26, 2013, between Yapı ve Kredi Bankası A.Ş. and KRD Asya Gıda Yatırımları ve Sanayi Ticaret A.Ş.**
10.16	Form of Employee Share Purchase Rights Agreement, dated as of December 1, 2015**
10.17	Form of Amendment No. 1 to the Employee Share Purchase Rights Agreement, dated as of May 2016**
10.18	Form of Amendment No. 2 to the Employee Share Purchase Rights Agreement, dated as of April 25, 2017**
10.19	Tab Food Investments, Inc. Long Term Incentive Plan**
10.20	Ecosystem Shareholders' Agreement, dated as of January 31, 2011**
10.21
Amendment, dated January 26, 2018, to the Letter Agreement, dated November 6, 2017, among the Original Shareholders named therein, the Üründül Shareholders named therein and the Preferred Shareholders named therein**
21.1	List of Significant Subsidiaries**
23.1	Consent of DRT BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S., member of Deloitte Touche Tohmatsu Limited**
23.2	Consent of Verdi Avukatlik Ortaklığı (included in Exhibit 5.1 above)**
24.1	Powers of Attorney**
99.1	Registrant's representations under Item 8.A.4 of Form 20-F**

**
Previously filed.

‡
Portions of this exhibit have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.

        In reviewing the material agreements included as exhibits to this registration statement on Form F-1 please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about TFI Tab Gıda Yatırımları A. Ş. or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

  •
  should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

        Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about TFI Tab Gıda Yatırımları A. Ş. may be found elsewhere in this Registration Statement on Form F-1.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Istanbul, Republic of Turkey on January 29, 2018.

TFI TAB Gıda Yatırımları A.Ş.
By:	/s/ KORHAN KURDOĞLU

Name:	Korhan Kurdoğlu
Title:	Director, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Erhan Kurdoğlu	Chairman	January 29 2018
/s/ KORHAN KURDOĞLU Korhan Kurdoğlu	Vice Chairman, Director, President and Chief Executive Officer	January 29, 2018
* Melih Araz	Director	January 29, 2018
* Faruk Işık	Director	January 29, 2018
/s/ EKREM ÖZER Ekrem Özer	Chief Financial Officer	January 29, 2018
* Serkan Erleblebici	Chief Accounting Officer	January 29, 2018
* R. Caner Dikici	Director	January 29, 2018

Signature	Title	Date

* Erhan Cansu	Director	January 29, 2018
* Fazıl Emre Akinci	Director	January 29, 2018
* Alfred Herman Drewes	Director	January 29, 2018
* Thomas B. Mangas	Director	January 29, 2018

*
Pursuant to Power of Attorney

By:	/s/ KORHAN KURDOĞLU Korhan Kurdoğlu (Attorney-in-fact)

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly appointed representative in the United States of TFI TAB Gıda Yatırımları A.Ş. has signed this registration statement or amendment thereto in the city of Newark, State of Delaware on January 29, 2018.

PUGLISI & ASSOCIATES
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director